EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated December 14, 2006 relating to the financial statements, financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in Kulicke and Soffa Industries, Inc.’s Annual Report on Form 10-K for the fiscal year ended September 30, 2006.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

March 30, 2007